Exhibit 1.1

April 24, 2008

STRICTLY CONFIDENTIAL

NutraCea
5090 N. 40th Street, Suite 400
Phoenix, AZ 85018

Attn: Bradley D. Edson
President & Chief Executive Officer

Dear Mr. Edson:

This letter (the “Agreement”) constitutes the agreement between NutraCea (the “Company”) and Rodman & Renshaw, LLC (“Rodman”) that during the Term (as defined below) Rodman shall serve as the exclusive placement agent or exclusive underwriter, as applicable (the “Services”) for the Company in connection with any private placement or public offering, including without limitation, any offering utilizing a shelf registration statement or follow on offering (in any and all such cases, the “Offering”) by the Company of equity, equity-linked, convertible and/or debt (other than a revolving line of credit from Merrill Lynch) securities of the Company (the “Securities”) during the Term (as defined below). It is the expectation of the Company and of Rodman that the Company will file a registration statement on Form S-3 to register the primary offering by the Company of approximately $125,000,000 of securities, including, without limitation, common stock, warrants, and convertible preferred stock (the “Shelf Registration”). The terms of the Offering and the Securities shall be mutually agreed upon by the Company and the investors and nothing herein implies that Rodman would have the power or authority to bind the Company or an obligation for the Company to issue any Securities or complete the Offering. Rodman shall be authorized to utilize co-underwriters, sub-placement agents or selected dealers reasonably acceptable to the Company, provided that the use of any co-underwriter, sub-placement agent or selected dealer by Rodman shall not increase any fees (including cash or warrants) or expenses payable by the Company under this Agreement. The Company expressly acknowledges and agrees that Rodman’s obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by Rodman or any other person to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of Rodman with respect to securing any other financing on behalf of the Company.

A. Fees and Expenses. In connection with the Services described above, the Company shall pay to Rodman the following compensation:

1. Placement Agent’s Fee. The Company shall pay to Rodman a cash placement fee (the “Placement Agent’s Fee”) equal to 6% of the aggregate purchase price paid by each purchaser of Securities that are placed in the Offering.

2. Warrants. As additional compensation for the Services, the Company shall issue to Rodman or its designees at the closing of the Offering (the “Closing”), warrants (the “Rodman Warrants”) to purchase that number of shares of common stock of the Company (“Shares”) equal to 6% of the aggregate number of Shares placed in the Offering. The Rodman Warrants shall have the same terms, including exercise price and registration rights as the warrants issued to investors (“Investors”) in the Offering. If no warrants are issued to Investors, the Rodman Warrants shall have an exercise price equal to 120% of the price at which Shares are issued to Investors, an exercise period of five years and registration rights for the Shares underlying the Rodman Warrants equivalent to those granted with respect to the Shares.

3. Expenses. In addition to any fees payable to Rodman hereunder, but only if an Offering is consummated, the Company hereby agrees to reimburse Rodman for all reasonable travel and other out-of-pocket expenses incurred in connection with Rodman’s engagement, including the reasonable fees and expenses of Rodman’s counsel not to exceed $30,000; provided, however, in connection with a firm commitment underwriting, Rodman shall be responsible for the fees and expenses of Rodman’s counsel and syndication and advertising expenses. Such reimbursement shall be limited to $50,000 without prior written approval by the Company. Notwithstanding the foregoing, all expenses over $10,000 in any calendar month must be pre-approved in advance by NutraCea.

B. Term and Termination of Engagement. The term (the “Term”) of Rodman’s engagement will begin on the date hereof and end on the earlier of (1) the utilization of the entire Shelf Registration or (2) the withdrawal of such Shelf Registration statement by the Company, whether voluntarily or because the Company is no longer eligible to use such registration statement. Notwithstanding anything to the contrary contained herein, the provisions concerning confidentiality, indemnification, contribution limitation of engagement, limitation of liability and the Company’s obligations to pay fees and reimburse expenses contained herein (but only to the extent such fees and reimbursement expenses have accrued prior to the termination of Rodman’s engagement) will survive any expiration or termination of this Agreement.

C. Fee Tail. Rodman shall be entitled to a Placement Agent’s Fee and Rodman Warrants, calculated in the manner provided in Paragraph A, with respect to any subsequent public or private offering or other financing or capital-raising transaction of any kind (“Subsequent Financing”) to the extent that such financing or capital is provided to the Company by investors whom Rodman had introduced, directly or indirectly, to the Company during the Term and who were not previously known to the Company, if such Subsequent Financing is consummated at any time within the 12-month period following the expiration or termination of this Agreement (the “Tail Period”).

D. Use of Information. The Company will furnish Rodman such written information as Rodman reasonably requests in connection with the performance of its services hereunder. The Company understands, acknowledges and agrees that, in performing its services hereunder, Rodman will use and rely entirely upon such information as well as publicly available information regarding the Company and other potential parties to an Offering and that Rodman does not assume responsibility for independent verification of the accuracy or completeness of any information supplied to Rodman by the Company concerning the Company or otherwise relevant to an Offering, including, without limitation, any financial information, forecasts or projections provided by the Company to Rodman in connection with the provision of its services.

E. Confidentiality. In the event of the consummation or public announcement of any Offering, Rodman shall have the right to disclose its participation in such Offering, including, without limitation, the placement at its cost of “tombstone” advertisements in financial and other newspapers and journals. Rodman agrees not to use or disclose any confidential information concerning the Company provided to Rodman by the Company for any purposes other than those contemplated under this Agreement. Rodman acknowledges that it is aware, and that Rodman will advise its representatives who are informed of the matters that are the subject of this Agreement, that United States securities laws prohibit any person who has received from the issuer of such nonpublic information from purchasing or selling securities of such issuer or from communicating such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information, and Rodman agrees that neither it nor its representatives will engage in such trading activities or communications.

F. Securities Matters. The Company shall be responsible for any and all compliance with the securities laws applicable to it, including Regulation D and the Securities Act of 1933, and Rule 506 promulgated thereunder, and unless otherwise agreed in writing, all state securities (“blue sky”) laws. Rodman agrees to cooperate with counsel to the Company in that regard. Rodman shall be responsible for complying with all laws applicable to it, including being registered as a broker-dealer in each applicable jurisdiction in connection with performing its services under this Agreement.

G. Indemnity.

1. In connection with the Company’s engagement of Rodman as placement agent, the Company hereby agrees to indemnify and hold harmless Rodman and its Affiliates, each co-underwriter, sub-placement agent and/or selected dealer and the respective controlling persons, directors, officers, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), (collectively a “Claim”), which are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of Rodman, or (B) otherwise relate to or arise out of Rodman’s activities on the Company’s behalf under Rodman’s engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim resulting from the gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of Rodman except for any Claim incurred by the Company as a result of such Indemnified Person’s gross negligence or willful misconduct.

2. The Company further agrees that it will not, without the prior written consent of Rodman, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

3. Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

4. The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not Rodman is the Indemnified Person), the Company and Rodman shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Rodman on the other, in connection with Rodman’s engagement referred to above, subject to the limitation that in no event shall the amount of Rodman’s contribution to such Claim exceed the amount of fees actually received by Rodman from the Company pursuant to Rodman’s engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and Rodman on the other, with respect to Rodman’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its stockholders as the case may be, pursuant to the Offering (whether or not consummated) for which Rodman is engaged to render services bears to (b) the fee paid or proposed to be paid to Rodman in connection with such engagement.

5. The Company’s indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

H. Limitation of Engagement to the Company. The Company acknowledges that Rodman has been retained only by the Company, that Rodman is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company’s engagement of Rodman is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against Rodman or any of its affiliates, or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934), employees or agents. Unless otherwise expressly agreed in writing by Rodman, no one other than the Company is authorized to rely upon this Agreement or any other statements or conduct of Rodman, and no one other than the Company is intended to be a beneficiary of this Agreement. The Company acknowledges that any recommendation or advice, written or oral, given by Rodman to the Company in connection with Rodman’s engagement is intended solely for the benefit and use of the Company’s management and directors in considering a possible Offering, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose. Rodman shall not have the authority to make any commitment binding on the Company. The Company, in its sole discretion, shall have the right to reject any investor introduced to it by Rodman. The Company agrees that it will perform and comply with the covenants and other obligations set forth in the purchase agreement and related transaction documents between the Company and the investors in the Offering, and that Rodman will be entitled to rely on the representations, warranties, agreements and covenants of the Company contained in such purchase agreement and related transaction documents as if such representations, warranties, agreements and covenants were made directly to Rodman by the Company.

I. Limitation of Rodman’s Liability to the Company. Rodman and the Company further agree that neither Rodman nor any of its affiliates or any of its their respective officers, directors, controlling persons (within the meaning of Section 15 of the Act or Section 20 of the Exchange Act of 1934), employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the Services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by Rodman and that result from the gross negligence or willful misconduct of Rodman.

J. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. Any disputes which arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the City of New York, State of New York. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the City of New York, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York. In the event of the bringing of any action, or suit by a party hereto against the other party hereto, arising out of or relating to this Agreement, the party in whose favor the final judgment or award shall be entered shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable attorneys’ fees. Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by Rodman and the Company.

K. Notices. All notices hereunder will be in writing and sent by certified mail, hand delivery, overnight delivery or telefax, if sent to Rodman, to Rodman & Renshaw, LLC, 1270 Avenue of the Americas, 16th Floor, New York, NY 10020, Telefax number (212) 356-0536, Attention: Thomas Pinou, and if sent to the Company, to NutraCea, 1261 Hawks Flight Court, El Dorado Hills, CA 95762, Telefax number __________, Attention: Bradley D. Edson, President & Chief Executive Officer. Notices sent by certified mail shall be deemed received five days thereafter, notices sent by hand delivery or overnight delivery shall be deemed received on the date of the relevant written record of receipt, and notices delivered by telefax shall be deemed received as of the date and time printed thereon by the telefax machine.

L. Miscellaneous. This Agreement shall not be modified or amended except in writing signed by Rodman and the Company. This Agreement shall be binding upon and inure to the benefit of both Rodman and the Company and their respective assigns, successors, and legal representatives. This Agreement constitutes the entire agreement of Rodman and the Company with respect to the subject matter hereof and supersedes any prior agreements. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts (including facsimile counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank. Signature page follows.]

In acknowledgment that the foregoing correctly sets forth the understanding reached by Rodman and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Very truly yours,

RODMAN & RENSHAW, LLC

By _____________________________________________
Name:
Title:
Accepted and Agreed:

NUTRACEA

By _____________________________________________
Name:
Title: